Exhibit 99.1

American Midstream Partners, LP Announces Increase of Revolving Credit Facility to $200 Million

DENVER, CO–June 27, 2012–American Midstream Partners, LP (NYSE: AMID) announced today the amendment of its senior secured revolving credit facility to increase the borrowing capacity from $100 million to $200 million with a syndicate of eight banks led by Bank of America, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Lender.

The other banks participating in the credit facility are Citibank, N.A. and Comerica Bank, as Co-Syndication Agents and Lenders; Capital One, National Association, Compass Bank, and U.S. Bank National Association, as Documentation Agents and Lenders; and Wells Fargo Bank, N.A. and Raymond James Bank, N.A. as Lenders.

The material terms and conditions of the senior secured revolving credit facility, including pricing, maturity, and covenants, remain unchanged. The credit facility matures in August 2016.

“We are pleased to announce the upsize of our revolving credit facility within a year of our initial public offering,” stated Brian Bierbach, President and Chief Executive Officer. “Our financial performance and successful execution of growth opportunities has allowed us to increase our credit facility to provide additional financial flexibility as we continue to pursue our growth strategy. We appreciate the commitment of the lender group to American Midstream and look forward to working with them as we continue to expand our company.”

About American Midstream Partners

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will”, “potential” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 19, 2012, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 14, 2012. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.